Exhibit 8.1

Execution Copy

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 20, 2021

Board of Directors

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2397

Ladies and Gentlemen:

We are acting as special tax counsel to PS Business Parks, Inc., a Maryland corporation (the “Company”), and PS Business Parks, L.P., a California limited partnership (the “Operating Partnership”), in connection with their Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to their registration statement on Form S-3, as amended (File No. 333-254013) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed public offering of an unlimited amount of one or more series of the following securities: (i) common stock of the Company, par value $0.01 per share (the “Common Stock”), (ii) preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), (iii) equity stock of the Company, par value $0.01 per share (the “Equity Stock”), (iv) depositary shares representing interests in Preferred Stock or Equity Stock (the “Depositary Shares”), (v) warrants to purchase Common Stock (the “Common Stock Warrants”), (vi) warrants to purchase Preferred Stock (the “Preferred Stock Warrants”), (vii) warrants to purchase Equity Stock (the “Equity Stock Warrants”), (viii) warrants to purchase Depositary Shares (the “Depositary Share Warrants”), (ix) debt securities of the Company and the Operating Partnership (the “Debt Securities”), (x) guarantees by the Company of the Operating Partnership’s Debt Securities and guarantees by the Operating Partnership of the Company’s Debt Securities (the “Guarantees”), and (xi) units comprised of two or more of any of the foregoing securities (the “Units” and, together with the Common Stock, Preferred Stock, Equity Stock, Depositary Shares, Common Stock Warrants, Preferred Stock Warrants, Equity Stock Warrants, Depositary Share Warrants, Debt Securities and Guarantees, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. The Post-Effective Amendment is being filed with the Commission under the Act for the purpose of updating the Registration Statement following the Company’s change in its domicile from the State of California to the State of Maryland.

In connection therewith, we have been asked to provide you with our opinion as to certain U.S. federal income tax matters related to the Company.

Bases for Opinions

The opinions set forth in this letter are based on our best judgment regarding the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and that might result in material modifications of our opinions.

Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination made by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

1.    the Registration Statement and the Prospectus (including the exhibits thereto and all amendments thereto made through the date hereof); and

2.    certain organizational documents of the Company and its subsidiaries (those documents referred to in clauses (1) and (3), the “Reviewed Documents”).

The opinions set forth in this letter also are premised on, among other things, the written representations of the Company (for itself and as General Partner of the Operating Partnership) contained in a letter addressed to us dated as of the date hereof regarding the assets, operations, and activities of the Company (the “Management Representation Letter”).

We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in any of the Reviewed Documents or the Management Representation Letter. We consequently have relied upon the representations contained therein and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinions. Without limiting the foregoing, we have not undertaken to review and determine the tax status as a partnership or disregarded entity for U.S. federal income tax purposes of each limited partnership, trust, or limited liability company in which the Company owns a direct or indirect interest (collectively, the “Partnership Subsidiaries”). Instead, we have, with the Company’s consent, relied upon the representations of the Company, set forth in the Management Representation Letter, as to the status of these entities for U.S. federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and the Company were considered to own more than 10% of the outstanding voting securities of such entity (or, for taxable years beginning after December 31, 2000, more than either (i) 10% of the voting power of the outstanding securities of such entity, or (ii) 10% of the total value of the outstanding securities of such entity), unless the entity were to qualify and elect to be treated as a “taxable REIT subsidiary” under the applicable provisions of the Code, that would preclude the Company from qualifying as a “real estate investment trust” (a “REIT”) for U.S. federal income tax purposes and, as a result, would have a material adverse impact on the opinions set forth herein.

In our review, we have assumed, with your consent, that all of the obligations imposed by any documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that each of the Company, the Operating Partnership, any corporate entities in which the Company owns a direct or indirect interest, and the Partnership Subsidiaries, has been and will continue to be (as relevant) operated substantially in the manner described in the Reviewed Documents and the Management Representation Letter. We also have assumed the genuineness of all signatures, the proper execution of all documents that have been executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. We have assumed that from and after the date of this opinion letter, the Company will comply with its representation contained in the Management Representation Letter that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available. Finally, we have assumed that any statement in the Reviewed Documents and the Management Representation Letter that is made “to the knowledge of,” “belief of,” or similarly qualified, is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification.

We also have assumed for the purposes of this opinion letter, without inquiry with respect thereto, that (i) the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland and (ii) the Operating Partnership is a duly organized and validly existing partnership under the laws of the State of California. In the event any of the statements, representations, or assumptions upon which we have relied in rendering our opinions is incorrect or incomplete, our opinions could be adversely affected and may not be relied upon.

Opinions

Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:

1.

the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2020, and the Company’s current organization and method of operation (as described in the Reviewed Documents and the Management Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT; and

2.

the statements in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that they describe provisions of applicable U.S. federal income tax law, are correct in all material respects as of the date hereof.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

We assume no obligation to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter from time to time.

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement and the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership, and upon the Company utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of operations of the Company, the sources of its income, the nature of its assets, the level of the Company’s distributions to its shareholders and the diversity of the Company’s share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above. This opinion letter does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared solely for your use in connection with the filing of the Post-Effective Amendment, and speaks only as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the effective date of the Post-Effective Amendment. Except as provided in the next sentence, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. We hereby consent to (i) the filing of this opinion letter as Exhibit 8.1 to the Post-Effective Amendment and (ii) the reference to this firm under the caption “Legal Opinions” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP